Exhibit (a)(1)(G)

For more information, contact InvestorCom, Inc. at (877) 972-0090

WESTERN INVESTMENT LLC AND AFFILIATES AMEND TENDER OFFER
FOR SHARES OF COMMON STOCK OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND

Tender Offer Amended to Increase the Size of the Offer from 800,000 to 1,000,000 Shares

April 14, 2011 — Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Total Return Partners L.P., Western Investment Activism Partners LLC and Western Investment Total Return Fund Ltd. (collectively, the “Western Funds”) today announced that they are increasing the maximum number of shares of common stock, par value $0.01 (the “Shares”) of TS&W / Claymore Tax-Advantaged Balanced Fund (NYSE: TYW) that they are offering to purchase from each of the shareholders of TYW from 800,000 to 1,000,000 Shares upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 4, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together, including such supplements and amendments, constitute the “Offer”).  All other material terms of the Offer, including the Offer Price and the Expiration Date, remain the same.

The Offer Price is, net to the seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 94.5% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date.  Shareholders may call InvestorCom, Inc., which is acting as Information Agent for the Offer, at (877) 972-0090 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON APRIL 29, 2011 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

The Offer to Purchase, Letter of Transmittal and other Offer documents are amended pursuant to Amendment No. 1 of the Schedule TO, as filed with the Securities Exchange Commission on April 14, 2011.  Shareholders of TYW may obtain a copy of all documents relating to the Offer, including Amendment No. 1 to the Schedule TO, at a website maintained by the Western Funds at www.westerninvestmenttenderoffers.com or by contacting InvestorCom, Inc. by email at tywtender@investor-com.com or telephone at (877) 972-0090.  InvestorCom, Inc. will promptly deliver such documents to any requesting shareholder of TYW (by U.S. mail or Email, as requested).

INFORMATION CONCERNING THE WESTERN FUNDS

Western Investment LLC (“WILLC”) serves as the general partner of each of Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), and Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), the managing member of Western Investment Activism Partners LLC, a Delaware limited liability company (“WIAP”), and the investment manager of Western Investment Total Return Fund Ltd., a Cayman Islands corporation (“WITRL”).  Arthur D. Lipson serves as the managing member of WILLC.  The principal business address of each of WILLC, WIHP, WIAP, WITRP and Mr. Lipson is 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047.  The principal business address of WITRL is c/o dms Management, P.O. Box 31910, dms House, 20 Genesis Close, Grand Cayman KY1-1208, Cayman Islands.

WILLC provides recommendations from time to time to Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”), and Benchmark Plus Partners, L.L.C., a Delaware limited liability company (“BPP”), with respect to purchases and sales of the Common Stock pursuant to oral agreements between WILLC and each of BPIP and BPP.  Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”) serves as the managing member of each of BPIP and BPP.  Scott Franzblau (“Mr. Franzblau”) and Robert Ferguson (“Mr. Ferguson,” and together with BPIP, BPP, BPM and Mr. Franzblau, the “Benchmark Entities”) serve as managing members of BPM.  The principal business address of each of BPIP, BPP, BPM and Messrs. Franzblau and Ferguson is 820 A Street, Suite 700, Tacoma, Washington 98402.

As of the date hereof, WIHP, WIAP and WITRP beneficially owned 346,001.793, 279,877 and 323,754 shares of Common Stock, respectively, constituting approximately 2.2%, 1.8% and 2.1%, respectively, of the shares of Common Stock outstanding.

As the general partner of each of WIHP and WITRP and the managing member of WIAP, WILLC may be deemed to beneficially own the 949,632.793 shares of Common Stock owned in the aggregate by WIHP, WIAP and WITRP, constituting approximately 6.2% of the shares of Common Stock outstanding, in addition to the 406 shares of Common Stock it holds directly.

As the managing member of WILLC, Mr. Lipson may be deemed to beneficially own the 950,038.793 shares of Common Stock beneficially owned by WILLC, constituting approximately 6.2% of the shares of Common Stock outstanding.  As members of a group with the Benchmark Entities for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Western Funds and Mr. Lipson may be deemed to beneficially own the 493,502 shares of Common Stock owned by the Benchmark Entities.  The Western Funds and Mr. Lipson disclaim beneficial ownership of such shares of Common Stock.

Following consummation of the Offer, the Western Funds will beneficially own in the aggregate up to approximately 12.7% of the outstanding Shares of TYW, assuming 1,000,000 Shares (the maximum number of Shares that the Western Funds are offering to purchase) have been tendered and accepted by the Western Funds.  The Western Funds are not affiliated with TYW.

As of the date hereof, BPIP and BPP beneficially owned 405,966 and 87,536 shares of Common Stock, respectively, constituting approximately 2.6% and less than 1%, respectively, of the shares of Common Stock outstanding.

As the managing member of each of BPIP and BPP, BPM may be deemed to beneficially own the 493,502 shares of Common Stock owned in the aggregate by BPIP and BPP, constituting approximately 3.2% of the shares of Common Stock outstanding.  As managing members of BPM, each of Messrs. Franzblau and Ferguson may be deemed to beneficially own the 493,502 shares of Common Stock beneficially owned by BPM, constituting approximately 3.2% of the Shares outstanding.  As members of a group with the Western Funds for the purposes of Rule 13d-5(b)(1) of the Exchange Act, the Benchmark Entities may be deemed to beneficially own the 950,038.793 shares of Common Stock owned by the Western Funds.  The Benchmark Entities disclaim beneficial ownership of such shares of Common Stock.  The Benchmark Entities are not offering to purchase any of your Shares in the Offer.

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THIS ANNOUNCEMENT AND THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND.  THE OFFER IS BEING MADE ONLY THROUGH THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER RELATED OFFER MATERIALS.  THE WESTERN ENTITIES HAVE FILED DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER, INCLUDING THE TENDER OFFER STATEMENT AND EXHIBITS AND AMENDMENTS THERETO.  ALL OF THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND ARE URGED TO READ THEM CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.  SHAREHOLDERS OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND MAY OBTAIN A FREE COPY OF EACH OF THESE DOCUMENTS AT A WEBSITE MAINTAINED BY THE WESTERN FUNDS AT WWW.WESTERNINVESTMENTTENDEROFFERS.COM OR BY CONTACTING INVESTORCOM, INC., THE INFORMATION AGENT FOR THE OFFER BY EMAIL AT TYWTENDER@INVESTOR-COM.COM OR TELEPHONE AT (877) 972-0090.  THE TENDER OFFER STATEMENT AND EXHIBITS AND AMENDMENTS THERETO ARE ALSO AVAILABLE AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.